Exhibit 99.1
ENACT REPORTS SECOND QUARTER 2026 RESULTS; ANNOUNCES $0.24 QUARTERLY DIVIDEND
_______________________________________
GAAP Net Income of $175 million, or $1.25 per diluted share
Adjusted Operating Income of $177 million, or $1.26 per diluted share
Return on Equity of 13.0% and Adjusted Operating Return on Equity of 13.2%
Primary Insurance in-force of $274 billion, a 2% year-over-year increase
PMIERs Sufficiency of 161% or approximately $1.9 billion
Book Value Per Share of $39.06 and Book Value Per Share excluding AOCI of $39.66
Increased Full-Year Capital Return Guidance to be between $550 million and $600 million

Raleigh, NC, August 5, 2026 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the second quarter of 2026.

“Enact delivered another strong quarter supported by consistent execution, resilient credit performance and operating discipline,” said Rohit Gupta, President and CEO of Enact. “We continued to successfully navigate and prudently grow in a volatile environment while also investing in our strategic priorities and returning substantial capital to our shareholders. With a strong balance sheet, differentiated capabilities and a clear strategy, we remain well positioned to create sustainable long-term value while helping more people responsibly achieve and sustain homeownership.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	2Q26	1Q26	2Q25
Net Income (loss)	$175	$168	$168
Diluted Net Income (loss) per share	$1.25	$1.18	$1.11
Adjusted Operating Income (loss)	$177	$172	$174
Adj. Diluted Operating Income (loss) per share	$1.26	$1.21	$1.15
NIW ($B)	$15	$13	$13
Primary Persistency Rate	80%	80%	82%
Primary IIF ($B)	$274	$272	$270
Net Premiums Earned	$245	$243	$245
Losses Incurred	$33	$37	$25
Loss Ratio	14%	15%	10%
Operating Expenses	$52	$49	$53
Expense Ratio	21%	20%	22%
Net Investment Income	$73	$71	$66
Net Investment gains (losses)	$(2)	$(6)	$(7)
Return on Equity	13.0%	12.5%	13.0%
Adjusted Operating Return on Equity	13.2%	12.9%	13.4%
PMIERs Sufficiency ($)	$1,894	$1,919	$1,961
PMIERs Sufficiency (%)	161%	162%	165%

Second Quarter 2026 Financial and Operating Highlights
•Net income was $175 million, or $1.25 per diluted share, compared with $168 million, or $1.18 per diluted share, for the first quarter of 2026 and $168 million, or $1.11 per diluted share, for the second quarter of 2025. Adjusted operating income was $177 million, or $1.26 per diluted share, compared with $172 million, or $1.21 per diluted share, for the first quarter of 2026 and $174 million, or $1.15 per diluted share, for the second quarter of 2025.
•New insurance written (NIW) was $15 billion, up 19% from the first quarter of 2026, and up 15% from the second quarter of 2025. NIW for the current quarter was comprised of 96% monthly premium policies and 87% purchase originations.
•Persistency remained elevated at 80%, flat compared to the first quarter of 2026 and down from 82% in the second quarter of 2025. Approximately 12% of the mortgages in our portfolio had rates at least 50 basis points above June 2026’s average mortgage rate of 6.5%.
•Primary insurance in-force (IIF) was $274 billion, up approximately 1% from $272 billion in the first quarter of 2026 and up approximately 2% from $270 billion in the second quarter of 2025.
•Net premiums earned were $245 million, up 1% from $243 million in the first quarter of 2026 and flat from $245 million in the second quarter of 2025.
•Losses incurred for the second quarter of 2026 were $33 million and the loss ratio was 14%, compared to $37 million and 15%, respectively, in the first quarter of 2026 and $25 million and 10%, respectively, in the second quarter of 2025. The current quarter’s $37 million reserve release compares to a reserve release of $39 million, and $48 million in the first quarter of 2026 and second quarter of 2025, respectively.
•Operating expenses in the current quarter were $52 million, and the expense ratio was 21%. These metrics were impacted by approximately $1 million of one-time reorganization costs. This is compared to $49 million and 20%, respectively, in the first quarter of 2026 and $53 million and 22%, respectively, in the second quarter of 2025. The sequential increase in expenses was partially driven by these reorganization costs.
•Net investment income was $73 million, up from $71 million in the first quarter of 2026 and up from $66 million in the second quarter of 2025, driven by a higher portfolio book yield and higher average invested assets.
•Net investment gains (losses) in the quarter were $(2) million, as compared to $(6) million sequentially and $(7) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the second quarter of 2026 was 13.0% and annualized adjusted operating return on equity was 13.2%. This compares to the first quarter of 2026 results of 12.5% and 12.9%, respectively, and to second quarter of 2025 results of 13.0% and 13.4%, respectively.

Capital and Liquidity
•We paid approximately $34 million, or $0.24 per share, in dividends in the second quarter.
•EMICO completed a dividend of $150 million in the second quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $236 million in cash and cash equivalents plus $425 million of invested assets as of June 30, 2026. Combined cash and invested assets is up $9 million from the prior quarter, primarily due to the dividend from EMICO partially offset by the return of capital and interest payment on debt.
•PMIERs sufficiency was 161% and $1.9 billion above the PMIERs requirements, compared to 162% and $1.9 billion and 165% and $2.0 billion above the PMIERs requirements respectively in the first quarter of 2026 and the second quarter of 2025.

Recent Events
•We repurchased approximately 2.2 million shares at an average price of $42.58 for a total of approximately $93 million in the quarter. Additionally, through July 31, 2026, we repurchased 0.7 million shares at an average price of $45.93 for a total of $30 million. Approximately $345 million remains of our previously announced $500 million repurchase authorization.
•Today we announced the Company’s Board of Directors declared a $0.24 per common share, payable on September 17, 2026, to shareholders of record on August 20, 2026.
•We now anticipate a total 2026 capital return to be in the range of $550 million to $600 million; the final amount and form of capital returned to shareholders will depend on business performance, market conditions, and regulatory approvals.

Conference Call and Financial Supplement Information
This press release, the second quarter 2026 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss second quarter financial results in a conference call tomorrow, Thursday, August 6, 2026, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss),” “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended June 30, 2026 and 2025, as well as for the three months ended March 31, 2026.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	2Q26	1Q26	2Q25
REVENUES:
Premiums	$244,656	$242,850	$245,289
Net investment income	73,211	70,906	65,884
Net investment gains (losses)	(2,234)	(5,823)	(7,343)
Other income	1,675	4,136	1,060
Total revenues	317,308	312,069	304,890

LOSSES AND EXPENSES:
Losses incurred	33,264	37,161	25,289
Acquisition and operating expenses, net of deferrals	49,467	47,037	50,598
Amortization of deferred acquisition costs and intangibles	2,123	2,123	2,205
Interest expense	12,485	12,368	12,296
Total losses and expenses	97,339	98,689	90,388

INCOME BEFORE INCOME TAXES	219,969	213,380	214,502
Provision for income taxes	45,131	45,608	46,694
NET INCOME	$174,838	$167,772	$167,808

Net investment (gains) losses	2,234	5,823	7,343
Costs associated with reorganization	971	0	(24)
Taxes on adjustments	(673)	(1,223)	(1,537)
Adjusted Operating Income	$177,370	$172,372	$173,590

Loss ratio (1)	14%	15%	10%
Expense ratio (2)	21%	20%	22%
Earnings Per Share Data:
Net Income per share
Basic	$1.25	$1.18	$1.12
Diluted	$1.25	$1.18	$1.11
Adj operating income per share
Basic	$1.27	$1.22	$1.16
Diluted	$1.26	$1.21	$1.15
Weighted-average common shares outstanding
Basic	139,505	141,595	149,940
Diluted	140,315	142,634	150,729

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the periods presented.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	2Q26	1Q26	2Q25
Investments:
Fixed maturity securities available-for-sale, at fair value	$6,161,975	$6,133,789	$5,896,818
Short term investments	49,123	—	3,001
Total investments	6,211,098	6,133,789	5,899,819
Cash and cash equivalents	448,446	549,040	612,967
Accrued investment income	62,381	56,344	53,259
Deferred acquisition costs	22,192	22,177	22,910
Premiums receivable	66,661	47,398	44,091
Other assets	112,364	122,692	107,882
Deferred tax asset	32,999	30,562	32,545
Total assets	$6,956,141	$6,962,002	$6,773,473

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$598,686	$590,393	$551,940
Unearned premiums	80,938	85,252	101,205
Other liabilities	135,750	197,956	153,447
Long-term borrowings	745,232	744,853	743,753
Total liabilities	1,560,606	1,618,454	1,550,345
Equity:
Common stock	1,381	1,403	1,484
Additional paid-in capital	1,521,281	1,609,712	1,927,372
Accumulated other comprehensive income	(83,296)	(82,711)	(104,342)
Retained earnings	3,956,169	3,815,144	3,398,614
Total equity	5,395,535	5,343,548	5,223,128
Total liabilities and equity	$6,956,141	$6,962,002	$6,773,473

Book value per share	$39.06	$38.09	$35.20
Book value per share excluding AOCI	$39.66	$38.68	$35.90

U.S. GAAP ROE (1)	13.0%	12.5%	13.0%
Net investment (gains) losses	0.2%	0.4%	0.6%
Costs associated with reorganization	0.1%	0.0%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	(0.1)%	(0.1)%	(0.1)%
Adjusted Operating ROE(2)	13.2%	12.9%	13.4%

Debt to Capital Ratio	12%	12%	12%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity